Exhibit 99.1

Contact:	610-337-7000 Will Ruthrauff, ext. 6571 Shelly Oates, ext. 3202	For Immediate Release: June 27, 2016

AmeriGas Partners Announced Completion of Tender Offers, Full Redemption of Notes Not Tendered and Closing of $1.35 Billion Senior Note Offering

VALLEY FORGE, Pa., June 27, 2016 – AmeriGas Partners L.P. (NYSE: APU) (“AmeriGas Partners”) announced today that it accepted for purchase the notes that were tendered in its previously announced tender offers for any and all of certain outstanding notes, which commenced on June 20, 2016 and expired at 5:00 p.m. New York City time on June 24, 2016, by holders of:

•	$306,721,000 in aggregate principal amount, representing approximately 68.16% (excluding tenders through guaranteed delivery procedures of $148,000) of the outstanding 6.25% Senior Notes due 2019 (“2019 Notes”) (CUSIP Number 030981AG9);

•	$406,467,000 in aggregate principal amount, representing approximately 73.90% (excluding tenders through guaranteed delivery procedures of $4,942,000) of the outstanding 6.75% Senior Notes due 2020 (“2020 Notes”) (CUSIP Number 03077JAA8); and

•	$203,476,000 in aggregate principal amount, representing approximately 75.36% (excluding tenders through guaranteed delivery procedures of $400,000) of the outstanding 6.50% Senior Notes due 2021 (“2021 Notes” and, together with the 2019 Notes and 2020 Notes, the “Notes”) (CUSIP Number 030981AF1).

Total consideration for each $1,000 principal amount of Notes of:

•	$1,023.25 for the 2019 Notes

•	$1,037.40 for the 2020 Notes

•	$1,036.00 for the 2021 Notes

in each case plus accrued and unpaid interest, was paid to the record holder of the Notes tendered and accepted for payment.

In connection with the tender offers, AmeriGas Partners retained BofA Merrill Lynch to act as the dealer manager.

AmeriGas Partners also announced that on June 27, 2016, it issued a notice of redemption for all of the following Notes that it did not purchase on June 27, 2016: $143,279,000 aggregate principal amount of 2019 Notes, $143,533,000 aggregate principal amount of 2020 Notes, and $66,525,000 aggregate principal amount of 2021 Notes. Holders of the outstanding 2019 Notes will receive a cash payment of $1,015.63 for each $1,000 principal amount of 2019 Notes called for redemption. Holders of 2020 Notes will receive a cash payment of $1,033.75 for each $1,000 principal amount of 2020 Notes called for redemption and holders of 2021 Notes will receive a cash payment of

$1,032.50 for each $1,000 principal amount of 2021 Notes called for redemption. In each case, holders will receive accrued and unpaid interest up to, but not including, the redemption date, which will be July 27, 2016 for the 2020 Notes and the 2021 Notes and August 22, 2016 for the 2019 Notes.

Lastly, AmeriGas Partners and AmeriGas Finance Corp. announced today the closing of their previously announced issuances of $675 million aggregate principal amount of 5.625% Senior Notes due 2024 and $675 million aggregate principal amount of 5.875% Senior Notes due 2026 (the “Notes Offering”). The closing of the Notes Offering was a condition to the Partnership’s obligation to purchase Notes tendered in the tender offers, and the net proceeds of the Notes Offering have been or will be used to pay the purchase price for the Notes tendered and the redemption prices for the Notes that had not been tendered in the tender offers. Any remaining proceeds will be used for general corporate purposes.

BofA Merrill Lynch, Citigroup, J.P. Morgan and Wells Fargo Securities acted as joint book-running managers for the Notes Offering.

This announcement is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any note in any jurisdiction in which such an offer or solicitation, or the sale of these notes, would be unlawful without registration or qualification under the securities laws of such jurisdiction.

About AmeriGas

AmeriGas is the nation’s largest retail propane marketer, serving approximately two million customers in all 50 states from approximately 2,000 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners and the public owns the remaining 74%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read AmeriGas Partners’ Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate acquisitions and achieve anticipated synergies. AmeriGas Partners undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-09	###	6/27/16